Exhibit 99.1

PG&E Board of Directors Conducting Search for New Chief Executive Officer

Geisha Williams Steps Down; John Simon Named Interim Chief Executive Officer

January 13, 2019 - PG&E Corporation (NYSE: PCG) today announced that its Board of Directors is conducting a search for a new Chief Executive Officer following the departure of Geisha Williams.  The Board of Directors has named John Simon Interim Chief Executive Officer.  Mr. Simon has served as Executive Vice President and General Counsel since 2017 and has been with the company since 2007.

“On behalf of the Board, I want to thank Geisha for her service and her tireless commitment to our employees and the 16 million Californians we serve,” said Richard C. Kelly, Chair of the Board of PG&E Corporation.  “While we are making progress as a company in safety and other areas, the Board recognizes the tremendous challenges PG&E continues to face.  We believe John is the right interim leader for the company while we work to identify a new CEO. Our search is focused on extensive operational and safety expertise, and the Board is committed to further change at PG&E.”

“While the Board conducts its CEO search, our priority will be keeping the company focused on further improving safety while continuing to provide reliable service to our customers,” said Simon.

Simon joined PG&E in 2007.  Before serving as Executive Vice President and General Counsel, he held several senior roles within the company including Executive Vice President, Corporate Services and Human Resources and Senior Vice President, Human Resources. He holds a bachelor’s degree from Colorado College and a law degree from Georgetown University.

Ms. Williams has resigned from the Boards of both the holding company and the utility.

About PG&E Corporation
PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E.”

Contacts
PG&E Corporation
Media Relations, 415-973-5930